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                                                                    EXHIBIT 3.6

                                                        ENDORSED
                                                         FILED
                                         In the office of the Secretary of State
                                               of the State of California

                                                       SEP 23 1993
                                            MARCH FONG EU, Secretary of State


                            CERTIFICATE OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                       SOUTHERN CALIFORNIA WATER COMPANY,
                            a CALIFORNIA CORPORATION
              Floyd E. Wicks and James B. Gallagher certify that:

          1. They are the duly elected and acting President and Secretary, respectively, of the Southern California Water Company (the "Corporation").

          2. The Restated Articles of Incorporation of the Corporation shall be amended by striking the first full paragraph of Article IV of the Articles of Incorporation which now reads:

              "This Corporation is authorized to issue three classes of stock to be designated, respectively, '$100 Preferred Shares', 'Preferred Shares', and 'Common Shares'. The total number of shares which this Corporation is authorized to issue is 10,242,800 and the aggregate par value of all such shares is $67,320,000; all shares of each class are to have a par value; 150,000 shares are to be $100 Preferred Shares with a par value of $100 per share and an aggregate par value of $15,000,000; 92,800 shares are to be Preferred Shares with a par value of $25 per share and an aggregate par value of $2,320,000; and 10,000,000 shares are to be


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                 Common Shares with a par value of $5 per share and an
aggregate par value of $50,000,000."

and substituting therefor the following paragraph to read in full as follows:

              "This Corporation is authorized to issue three classes of stock to be designated, respectively, '$100 Preferred Shares', 'Preferred Shares', and 'Common Shares'. The total number of shares which this Corporation is authorized to issue is 10,242,800 and the aggregate par value of all such shares is $42,320,000; all shares of each class are to have a par value; 150,000 shares are to be $100 Preferred Shares with a par value of $100 per share and an aggregate par value of $15,000,000; 92,800 shares are to be Preferred Shares with a par value of $25 per share and an aggregate par value of $2,320,000; and 10,000,000 shares are to be Common Shares with a par value of $2.50 per share and an aggregate par value of $25,000,000."

          3. The Restated Articles of Incorporation shall be amended further by striking the first subparagraph of the second full paragraph of
Article IV which now reads:

              "Subject to the provisions of this Article IV, $100 Preferred Shares of any particular series shall be entitled to such voting rights, if any, as may be specified for


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         shares of such series in the certificate of determination of preferences of such series filed as provided below; all Preferred Shares shall be entitled to voting rights on the basis of one vote per share; and all Common Shares shall be entitled to voting rights on the basis of one-fifth of one vote per share.

and substituting therefor the following paragraph to read in full as follows:

              "Subject to the provisions of this Article IV, $100 Preferred Shares of any particular series shall be entitled to such voting rights, if any, as may be specified for shares of such series in the certificate of determination of preferences of such series filed as provided below; all Preferred Shares shall be entitled to voting rights on the basis of one vote per share; and all Common Shares shall be entitled to voting rights on the basis of one-tenth of one vote per share."

          4. The Restated Articles of Incorporation of the Corporation shall be further amended by adding the following paragraph at the end of
Article IV:

              "Upon the effective time of the amendment of this Article IV each issued and outstanding Common Share, $5 par value per share, shall be thereby and thereupon split up and


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         become two (2) Common Shares, $2.50 par value per share.  The effective time of such amendment shall be the close of business on the date of its filing with the Secretary of State of the State of California."

          5. The foregoing amendments have been approved by the Board of Directors of the Corporation.

          6. The foregoing amendments were approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The number of outstanding shares entitled to vote was 3,834,016 Common Shares and 91,200 Preferred Shares, with the Common Shares having one-fifth of one vote per share and the Preferred Shares having one vote per share and the number of shares voting in favor of the amendment equalled or exceeded the required vote, such required vote being the affirmative vote of a majority of the voting power of the outstanding Common and Preferred Shares voting together and the affirmative vote of a majority of the Common Shares voting separately as a single class.

          We further declare, under penalty of perjury under the laws of the State of California, that the matters set forth in this Certificate are true and correct of our own knowledge.




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                   IN WITNESS WHEREOF, the undersigned have executed this
         Certificate in San Dimas, California on this 15th day of September,
         1993.


                                       /s/  Floyd E. Wicks
                                       -----------------------------
                                       Floyd E. Wicks, President



                                       /s/  James B. Gallagher
                                       -----------------------------
                                       James B. Gallagher, Secretary






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